                                                                      Exhibit 14

                      PLATINUM UNDERWRITERS HOLDINGS, LTD.

                                       AND

                                  SUBSIDIARIES

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                       AND

                              COMPLIANCE PROCEDURES

                                                                   AS AMENDED ON

                                                                  MARCH 12, 2004

                                TABLE OF CONTENTS

CODE OF BUSINESS ETHICS AND CONDUCT
     Introduction...............................................................     1
     Compliance with Laws.......................................................     3
     U.S. Economic and Trade Restrictions.......................................     3
     U.S. Anti-Boycott..........................................................     5
     Anti-Bribery...............................................................     5
     Conflicts of Interest......................................................     6
     Gifts and Entertainment....................................................     9
     Presentation/Honorarium Guidelines.........................................    10
     Corporate Opportunities....................................................    11
     Fair Dealing...............................................................    11
     Securities Laws and Insider Trading........................................    12
     Corporate Communications Policy............................................    14
     Confidentiality............................................................    15
     Privacy....................................................................    16
     Proper Use of Company Assets...............................................    17
     Political Activity and Contributions.......................................    17
     Equal Employment Opportunity and Anti-Harassment...........................    18
     Health and Safety..........................................................    20
     Drugs and Alcohol..........................................................    20
     Accuracy of Company Records and Accounting Procedures......................    21
     Antitrust and Competition..................................................    23
     Record Retention...........................................................    24
COMPLIANCE PROCEDURES...........................................................    26
     Compliance Contacts........................................................    32
FORM OF ACKNOWLEDGMENT..........................................................    34

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                                    PREAMBLE

This Code (and any related policies) are current as of August 12, 2003. In adopting and publishing this Code, you should note that (i) this Code may exceed minimum legal requirements or industry practice, and (ii) nothing contained in this Code should be construed as a binding definition or interpretation of a legal requirement or industry practice.

Please be advised that this Code is not an employment contract and does not modify the employment relationship between you and the Company. Nor does this Code create any contractual or legal rights between you and the Company. Unless an Employee has a written employment agreement with the Company, all employment is at will, which means that the Company and the Employee each have the right to terminate their employment relationship at any time for any reason with or without cause and with or without notice.

The Board of Directors of Platinum Holdings reserves the right to amend this Code at any time and for any reason, subject to applicable laws.

                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

         Platinum Underwriters Holdings, Ltd. ("Platinum Holdings") and all entities controlled by Platinum Holdings (collectively, "Platinum" or the "Company") are committed to promoting honest and ethical business conduct by all of its employees, directors, officers and agents (collectively, "Employee(s)") and compliance with the laws that govern the conduct of its businesses worldwide. Platinum believes that a commitment to honesty, ethical conduct and integrity is a valuable asset that builds trust with the Company's clients, brokers, business partners, employees, shareholders and the communities in which it operates. In that regard, Platinum has developed this code of business conduct and ethics and various related policies, which are electronically linked and incorporated herein by reference (collectively, this "Code"). By design, this Code goes beyond the requirements of applicable laws and industry practice. Moreover, the Company's worldwide activities subject Platinum to the laws of several jurisdictions, and in some instances, there may be differences between the applicable laws. Therefore, Employees should consult with their designated compliance officer ("Compliance Officer") and/or the General Counsel if there is any question on the proper course of conduct.

         All of the Company's Employees must read and comply with this Code to ensure that each business decision follows the Company's commitment to the highest ethical standards and the law. It is the responsibility of every Employee to comply with all

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

applicable laws and regulations as well as all provisions of this Code. Each Employee must report any violations of the law or this Code. Any failure to report such violations or failure to adhere to the law or this Code may have serious legal consequences and will result in disciplinary action by the Company. Disciplinary action may include termination of employment.

         The Company has established certain compliance procedures (the "Compliance Procedures"), which appear at the end of this Code, to assist Employees in complying with this Code and all applicable laws and regulations. Situations that involve ethics and violations of certain laws are often very complex. No single code of conduct can cover every conceivable business situation. If you do not understand a provision of this Code, are confused as to the appropriate action in a given situation, or wish to report a violation of the law or this Code, you should follow the Compliance Procedures. Those procedures will generally direct you to talk to either your manager, your Compliance Officer and/or the General Counsel.

COMPLIANCE WITH LAWS

         First and foremost, Employees must behave in an ethical manner and comply with all laws, rules and regulations that apply to Platinum's business affairs in the various jurisdictions in which Platinum operates. It is the responsibility of each Employee to know and follow the law in the applicable jurisdiction. Employees must also report any violations of the law or this Code. If you have any questions concerning any possible reporting or compliance obligations, or with respect to your own duties under the law, you should not hesitate to seek guidance from your Compliance Officer and/or the General Counsel.

U.S. ECONOMIC AND TRADE RESTRICTIONS

         The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries, terrorists, international narcotics traffickers, and those engaged in activities related to the proliferation of weapons of mass destruction. Many of the sanctions are based on United Nations and other international mandates, are multilateral in scope, and involve close cooperation with allied governments. Moreover, these trade restrictions may apply whether the trading takes place from the United States or otherwise. However, U.S. trade restrictions always apply to U.S. citizens and residents as well as entities organized under U.S. law and persons in the United States.

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

         Specifically, OFAC administers a number of U.S. economic sanctions and embargoes that target geographic regions and governments (such as Cuba, Iran, Libya, North Korea, Sudan, Liberia, Sierra Leone, the UNITA faction in Angola, Syria and Burma [Myanmar]) as well as other programs targeting individuals or entities that could be anywhere (such as narcotics traffickers, named terrorists, Foreign Terrorists Organizations, designated foreign persons associated with Slobodan Milosevic or who threaten international stabilization efforts in the Western Balkans, and designated foreign persons who have engaged in activities related to the proliferation of weapons of mass destruction).

         In addition to targeted countries, it is very important to note that OFAC publishes a list of Specially Designated Nationals and Blocked Persons ("SDN"), which includes over 3,500 names of companies and individuals who are connected with the sanctions targets and are located throughout the world. A number of the named individuals and entities are known to move from country to country and may end up in unexpected locations. U.S. persons are prohibited from dealing with SDNs wherever they are located and all SDN assets are blocked.

         Because OFAC's programs are constantly changing, it is very important to check with your Compliance Officer or the General Counsel as well as the OFAC website (www.ustreas.gov/offices/enforcement/ofac) on a regular basis to ensure that you have complete information regarding current restrictions affecting countries and parties with which you plan to do business. Any Employee contemplating doing business or completing a transaction with nationals or public or private sector entities from such countries must obtain prior approval from both a manager and your Compliance Officer.

U.S. ANTI-BOYCOTT

         The United States has enacted laws that prohibit or penalize participation in international boycotts not sanctioned by the United States, specifically the Arab boycott of Israel. The relevant U.S. laws, which apply to entities organized under U.S. law and their controlled foreign affiliates, and to U.S. nationals or residents employed by such entities (but not to U.S. nationals working for a non-U.S. company and residing outside the United States), impose reporting requirements regarding any requests to participate in any such unsanctioned boycott. All Employees shall refer any request to participate in any such boycott to their Compliance Officer in advance of taking any action regarding the request.

ANTI-BRIBERY

         The U.S. Foreign Corrupt Practices Act ("FCPA") prohibits public (and private) U.S. companies from making payments to foreign officials for the purpose of obtaining or retaining business. The FCPA also requires public companies to comply with its accounting standards, which were designed to work in tandem with the antibribery provisions to effectively combat foreign corruption.

         In addition to the FCPA prohibitions, the Company may be subject to anti-bribery laws in the other jurisdictions in which it conducts business, including the United Kingdom, the European Union, Ireland or Bermuda. In short, no commercial bribes or other similar payments or benefits shall be paid, directly or indirectly, to any officer, director, employee or agent of brokers, clients or other business partners, for the purpose of influencing or affecting such person's business judgment or action.

CONFLICTS OF INTEREST

         Employees must avoid any interest that conflicts or appears to conflict with the interests of the Company. A conflict of interest exists if actions by any Employee are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to persons or entities other than the Company, or by actual or potential personal benefit or gain. In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of the Company.

         Any time you believe that a conflict of interest may exist, it must be reported to and approved by your Compliance Officer. Any activity that is approved despite the actual or apparent conflict must be specifically documented. A conflict of interest that involves an officer who is a Senior Vice President or above (or its equivalent) must be approved by the Board of Directors of Platinum Holdings (or its designated committee). Other potential conflicts of interest may be reported in due course to the Board of Directors (or its designated committee).

         Although it is not possible to describe every conceivable conflict of interest, some situations that could cause a conflict of interest include:

         (a) Doing business with family members;

         (b) Having a financial interest in, or borrowing from, another company with whom Platinum does business;

         (c) Taking a second job;

         (d) Managing your own business; and

         (e) Serving as a director of another business.

(a) FAMILY MEMBERS

         A conflict of interest may arise if an Employee's family members work for a client, broker or other business partner. It also may be a conflict if a family member has a "significant financial interest" in a client, broker or other business partner. A significant financial interest is a factual determination that will vary for each individual Employee (i.e., whether the financial interest could influence the Employee's objectivity or independence of judgment under the particular circumstances). Before doing business on Platinum's behalf with such an organization, an Employee must disclose the situation to his/her Compliance Officer. If the approval is granted by the Compliance Officer, it must be fully documented.

         Employing relatives or close friends who report directly to you may also be a conflict of interest. Although the Company encourages Employees to refer candidates for job openings, Employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, Employees may not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to them, unless they have disclosed the relationship to their Compliance Officer who has approved and documented the decision.

(b) INTERESTS IN OTHER BUSINESSES

         In general, Employees and their family members should not own, directly or indirectly, a significant financial interest in any company that does business with Platinum or seeks to do business with Platinum. If you or a family member has a significant financial interest in a company with whom we do business or propose to do business, that interest must be approved by your Compliance Officer prior to the transaction.

         Non-employee directors of the Company have additional duties in this regard. Non-employee directors may not have significant financial interests in or be affiliates of a company with whom Platinum does business or proposes to do business unless the director:

         (i) discloses any such relationship promptly after the director becomes aware of it,

         (ii) removes himself or herself from any Board activity that directly impacts the relationship between Platinum and any such company with respect to which the director has a significant financial interest or is an affiliate, and

         (iii) obtains prior approval of the Board of Directors (or its designated committee) for any transaction of which the director is aware between Platinum and any such company that is not in the ordinary course of Platinum's business; transactions in the ordinary course shall be disclosed by the Board of Directors (or its designated committee) as soon as practicable.

(C) OUTSIDE EMPLOYMENT

         Employees are generally not permitted to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services, in the reinsurance industry or any related business. You may contact your Compliance Officer for more information concerning outside employment.

(D) SERVICE ON BOARDS

         Serving as a director of another corporation, for-profit organization or government agency may create a conflict of interest. Before accepting an appointment to the board or a committee of any organization whose interests may conflict with Platinum's interests, you must discuss it with and obtain approval from your Compliance Officer. This rule does not apply to non-employee directors.

(E) LOANS

         In furtherance of the provisions of the Sarbanes-Oxley Act of 2002 prohibiting companies from making loans to their directors and executive officers, the Company will not extend credit in the form of personal loans to, or guarantee any obligation of, any of its Employees or their family members.

GIFTS AND ENTERTAINMENT

         Platinum is dedicated to treating fairly and impartially all persons and firms with whom it does business. Therefore, Employees must not give or receive gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that Platinum conducts business on an ethical basis and will not seek or grant special considerations.

         Employees must never solicit a gift or favor from brokers, clients or other business partners. Employees may not accept gifts of cash or cash equivalents. Employees, however, may accept novelty or promotional items or modest gifts related to commonly recognized occasions (such as a promotion, holiday, wedding or retirement) and invitations to a sporting activity, entertainment or meal if such gift or entertainment: (i) is reasonable and customary, and (ii) would not embarrass the Company or the people involved if publicly disclosed. When in doubt, gifts or entertainment should be disclosed to your Compliance Officer.

         Gifts of nominal value and reasonable entertainment for clients, brokers, potential clients and other business partners are permitted. However, any gift or entertainment: (i) must be reasonable and customary, and (ii) must not embarrass Platinum or the recipient if publicly disclosed.

         Under no circumstances can any bribe, kickback, or illegal payment or gift of cash or cash equivalents be made. Moreover, special rules may apply when dealing with government employees. If you are not sure whether a specific gift or entertainment is permissible, or if you are dealing with a government employee, contact your Compliance Officer.

PRESENTATION/HONORARIUM GUIDELINES

         Before making presentations (i.e., speeches, seminars or panel discussions, teaching, or writing an article or book) relating to work or the reinsurance industry or serving in certain capacities (i.e., arbitrator, mediator or expert witness), particularly if a honorarium or other compensation is being provided, Employees must discuss these activities in advance with their Compliance Officer or the General Counsel.

         The Company has no concern with any presentation or honorarium not related to work activities. In cases where the sponsor of the presentation has an existing or potential relationship (including competitive relationship) with the Company or if the presentation could disclose confidential, proprietary or sensitive business information, the

Employee must obtain prior approval from the General Counsel. Clearance from the General Counsel is also required in cases where presentations involving the Company are likely to be reported by the media.

CORPORATE OPPORTUNITIES

         Employees owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise. Employees may not compete with the Company. Employees may not take for themselves personally opportunities that are discovered through the use of corporate property, information or position. Employees may not use corporate property, information or position for personal gain. Similarly, all intellectual property rights with respect to any inventions, data, processes, computer software programs, models or discoveries that are made by the Employee in the course of his/her employment and that relate to the business of the Company belong to the Company.

FAIR DEALING

         Platinum maintains its reputation as a trustworthy and ethical member of the community and the reinsurance industry. When it fails to negotiate, perform or market in good faith, it may seriously damage its reputation and lose the loyalty of its clients.

         Employees must endeavor to deal honestly, ethically and fairly with the Company's clients, brokers, competitors, employees and regulators. No Employee should take unfair advantage of anyone through any misrepresentation of material facts, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice.

SECURITIES LAWS AND INSIDER TRADING

         Purchases and sales of the Company's securities by Employees (and their "tippees," to whom Employees make unauthorized disclosures) are subject to regulation and potential criminal and civil liability under the federal securities laws. Accordingly, the following policy has been implemented with respect to trading in the Common Shares and Equity Security Units of Platinum Holdings (the "Platinum Securities").

         If you are in possession of material, non-public information regarding the Company or its business, operations or prospects, you may not disclose that information to anyone outside the Company and neither you nor any of your family members may purchase or sell Platinum Securities. "Material information" is defined generally as information that would likely be considered important by a reasonable investor, including information that would likely have an effect on the market price of Platinum Securities. Information is considered to be "public" only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. If you have any question as to whether any information in your possession is material and/or non-public, please contact the General Counsel.

         Nevertheless, investment by Employees in Platinum Securities is encouraged. In order to protect the Company and its Employees from liability that could result from a violation of the applicable laws or regulations, the Company requires Employees to engage in purchases or sales of Platinum Securities only during certain "Window Periods." Trades are permitted during the two-week "open window" period that begins

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two business days after the public release of Platinum's quarterly earnings, unless the General Counsel or the Chief Financial Officer of Platinum Holdings advises you that, with respect to any quarter, the "window" will not be opened because of pending developments. Of course, no Employee (or any other person) may buy or sell Platinum Securities, even during Window Periods (or at any other time), if such person is in possession of material, non-public information concerning Platinum.

         Trading is permitted during the period immediately following the "open window" period only with prior clearance from the General Counsel or the Chief Financial Officer (which clearance will be in effect for two business days following the grant of the clearance unless you are specifically advised otherwise).

         No clearances for trading will be granted during the "blackout" period which covers the four weeks immediately preceding, and extends until the second business day following, the public release of Platinum's quarterly earnings. In addition, the General Counsel has authority at any time to designate a "blackout period" over all trading in Platinum Securities (even during a Window Period). A blackout period compels all trading in the securities affected to cease immediately for the period designated by the General Counsel. A blackout period may be exercised over securities of companies with which the Company does or may do business or in which the Company invests or may invest. No one may disclose to any outside third-party that a blackout period has been designated by the Company.

         Certain transactions may be completed at any time, including bona fide gifts (such as gifts to family, friends or charities) and the exercise of options granted by Platinum.

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Please note, however, that the sale of any Common Shares received upon the exercise of options is subject to the Company's securities trading policy outlined above.

         In addition to the foregoing regarding Platinum Securities, if you come into possession of material, non-public information regarding the Company's clients, brokers and other companies with whom the Company does business through your employment or otherwise, you and your family members may not buy or sell the publicly-traded securities of such clients, brokers or other companies.

         Failure to comply with the Company's securities trading policy may subject Employees to criminal or civil penalties, as well as to disciplinary action by the Company up to and including termination. RESPONSIBILITY FOR COMPLYING WITH APPLICABLE LAWS AS WELL AS THE COMPANY'S POLICY RESTS WITH EMPLOYEES INDIVIDUALLY.

         Please direct all inquiries concerning the Company's securities trading policy or the application of the securities laws to the General Counsel.

CORPORATE COMMUNICATIONS POLICY

         All press or media inquiries, including requests for information and interviews, should be forwarded to Mark Semer or Dawn Dover of Kekst and Company, Platinum's public relations firm, either by telephone (212) 521-4800 or e-mail to mark-semer@kekst.com or dawn-dover@kekst.com. All inquiries from the investment community, including professional analysts, investors and individual shareholders, or from any rating agency should be forwarded to the Chief Financial Officer of Platinum

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Holdings. All inquiries from regulatory authorities or government representatives should be referred to the General Counsel.

         All Employees must comply with Regulation FD - Fair Disclosure ("Regulation FD") promulgated by the U.S. Securities and Exchange Commission (the "SEC"). In general, Regulation FD provides that whenever any Platinum representatives disclose material, non-public information to certain persons (i.e., market professionals and current and potential holders of Platinum Securities), Platinum must also disclose that information to the general public either simultaneously for intentional disclosures or promptly for inadvertent disclosures. For a more detailed discussion, please see the Company's Policy on Fair Disclosure to Analysts and Investors.

         All Employees must be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards. In such forums, Employees may not post any information about the Company, including comments about its contracts, stock performance, operational strategies, financial results, clients or competitors, even in response to a false statement or question. This prohibition applies whether you are at work or away from the office. The Company owns all e-mail messages that are sent from or received through the Company's systems (including remote access). Accordingly, we may monitor your messages and may be required to disclose them in the event of litigation or governmental inquiry.

CONFIDENTIALITY

         Employees may have access to proprietary and confidential information concerning the Company's business, clients, brokers and other business partners.

Employees must keep such information confidential during employment as well as thereafter, and not use, disclose or communicate that confidential information other than in the course of their employment. Further, attorney-client communications and attorney work product must be kept confidential and may not be disclosed without the prior written consent of the General Counsel.

         Proprietary or confidential information obtained by Employees in other capacities (including former employment) should not be used in violation of any applicable restrictions on the use of such information. Employees should inform their managers if they are subject to any such restrictions.

         Finally, the theft or knowing receipt of stolen proprietary information is a crime in most jurisdictions. Should you be offered or discover another's proprietary information, or become aware of the existence of misappropriated information you should immediately contact your Compliance Officer.

PRIVACY

         To ensure the confidentiality of any personal information collected by or provided to the Company and to comply with applicable laws and regulations, any Employee in possession of non-public, personal information with respect to the Company's clients, potential clients, client's insureds or policyholders, or other Employees must maintain the highest degree of confidentiality and must not disclose any personal information without appropriate authorization. For a more detailed discussion, please see the Company's Privacy Policy.

PROPER USE OF COMPANY ASSETS

         Each Employee has a responsibility to protect Company assets from loss, theft, misuse and waste. Such assets include the Platinum name and the Company's service marks and trademarks. Company assets may be used only for legitimate business purposes and may never be used for illegal purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, e-mail and similar equipment is generally allowed if: (i) it is occasional, (ii) there is no significant added cost to the Company, (iii) it does not interfere with work responsibilities, (iv) it is not related to an illegal activity or outside business, and (v) it does not otherwise violate this Code. You are expected to use good judgment with respect to such incidental personal use. For a more detailed discussion, please see Platinum's Computer Usage, E-Mail and Voice-Mail Policy and its Internet Policy. If you become aware of theft, waste or misuse of the Company's assets or have any questions about the proper use of them, you should speak immediately with your manager or your Compliance Officer.

POLITICAL ACTIVITY AND CONTRIBUTIONS

         Platinum will fully comply with all political contribution laws. Company funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position unless such contribution is permitted by law and complies with Company policies.

         Certain jurisdictions have enacted laws prohibiting contributions (directly or indirectly) by corporations to political parties or candidates. For example, U.S. federal law prohibits such contributions in connection with federal elections, primaries or

                                       17

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conventions. Similarly, numerous states prohibit political contributions by corporations. Laws of various jurisdictions, including the U.S., impose various other limitations and restrictions on political contributions. Where corporate political contributions are legal, such contributions shall be made only from funds allocated for such a purpose and must be authorized by the Board of Directors of the contributing entity.

         It is against Company policy for Employees to lobby other Employees on behalf of a political candidate during the workday or during any Company sponsored events. Outside normal office hours, Employees are free to participate in political campaigns on behalf of candidates or issues, as well as make personal political contributions, but they must do so in a way that does not imply that their activities are on behalf of the Company.

EQUAL EMPLOYMENT OPPORTUNITY AND ANTI-HARASSMENT

         The Company is committed to providing equal employment opportunities for all Employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any qualified applicant or Employee because of his or her race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, sexual orientation, age, physical or mental disability, alienage or citizenship status, marital status, veteran status or any characteristic protected by law.

         "Harassment" includes any conduct likely to cause offense or humiliation to any person or that might be perceived by a reasonable person to place a condition on employment or any opportunity for training or promotion. In particular, sexual harassment, whether verbal, physical or environmental, and whether in the workplace itself or in outside work-sponsored settings, is unacceptable and will not be tolerated. Sexual harassment includes unwelcome and unwanted sex-based conduct: (i) when an Employee's submission to or rejection of such conduct is made implicitly or explicitly a term or condition of his or her employment or otherwise affects decisions regarding hiring, evaluation, promotion or any other aspect of employment; or (ii) when such conduct substantially interferes with an individual's employment or creates an intimidating, hostile or offensive work environment.

         The Company will not tolerate discrimination or harassment by anyone including managers, co-workers, clients, brokers or other business partners. This policy extends to every phase of the employment process, including: recruiting, hiring, training, promotion, compensation, benefits, discipline and termination, layoffs, and company-sponsored educational, social and recreational programs, as applicable. If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify your Compliance Officer immediately. The Company will investigate all such reports and take appropriate action.

         Not only does the Company forbid unlawful discrimination, but it takes affirmative steps to ensure that applicants are employed, and Employees are treated during employment, without regard to their race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, sexual orientation, age, physical or mental disability, alienage or citizenship status, martial status, veteran status or any characteristic protected by law.

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         The Company will not retaliate against any Employee for filing a good faith complaint under these anti-discrimination and anti-harassment policies or for cooperating in an investigation of any such complaint and will not tolerate or permit retaliation by management or other Employees. To the fullest extent possible, the Company will keep complaints and the terms of their resolution confidential.

HEALTH AND SAFETY

         The Company will conduct its business in a manner designed to protect the health and safety of its Employees, its clients, the public and the environment. The Company's policy is to comply with all applicable governmental health, safety and environmental requirements. Accordingly, Employees must follow all safety laws and regulations, as well as Company safety policies and procedures. Also, Employees must immediately report any accident, injury or unsafe equipment, practices or conditions to their Compliance Officer.

DRUGS AND ALCOHOL

         Company policy prohibits the illegal use, sale, purchase, transfer, possession or consumption of controlled substances, other than medically prescribed drugs, while on Company premises. Company policy also prohibits the use, sale, purchase, transfer or possession of alcoholic beverages by Employees while on Company premises, except as authorized by the Company. This policy requires that the Company must abide by applicable laws and regulations relative to the use of alcohol or other controlled substances. The Company, in its discretion, reserves the right to randomly test

                                       20

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Employees for the use of alcohol or other controlled substances unless prohibited by prevailing local law.

ACCURACY OF COMPANY RECORDS AND ACCOUNTING PROCEDURES

         Accuracy, reliability and timeliness in the preparation of all financial and business records is mandated by law and is of critical importance to Platinum's decision making process and to the proper discharge of Platinum's financial, legal and reporting obligations. The books, records and disclosure provisions of the U.S. federal securities laws, the Foreign Corrupt Practices Act and other applicable laws require the Company to maintain accurate books, records and to devise, and have in place, an adequate system of internal controls. Such laws may provide for criminal and civil penalties for violations of these requirements.

         All corporate funds and assets must be recorded in accordance with Company procedures. All information you record or report on Platinum's behalf, whether for Company purposes or for third-parties, must be done accurately and honestly. All Company records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, and must appropriately reflect Company transactions. No undisclosed or unrecorded funds or assets shall be established for any purpose. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment. When a payment is made, it can only be used for the purpose specified in the supporting documentation. The use of Company assets for any unlawful or improper purpose is strictly prohibited.

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

         Information derived from Company records is provided to shareholders and investors as well as government agencies. Thus, accounting records must conform not only to internal control and disclosure procedures, but also to generally accepted accounting principles and other laws and regulations, such as those of the SEC. All public communications and the reports filed with the SEC and other government agencies must contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.

         If you are unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded or you otherwise have a concern or complaint regarding an accounting or audit matter or Platinum's internal accounting controls, you should confer with your Compliance Officer, the General Counsel or your internal audit officer. If you wish, you may submit your concern anonymously. This may be done by way of a confidential, anonymous written note, describing the nature of your concern, to any of the foregoing persons sent through interoffice mail or the postal service to their attention at their office. The names, addresses and telephone numbers of these persons are set forth on the last page of the Compliance Procedures attached to this Code.

         You may also direct your concern, anonymously if you wish, to the Platinum Holdings audit committee by sending a written note or memo through interoffice mail or the postal service to the following address:

                               The Audit Committee
                               c/o General Counsel
                      Platinum Underwriters Holdings, Ltd.
                             The Belvedere Building
                                69 Pitts Bay Road
                             Pembroke HM 08, Bermuda

       Any such note or memo will be delivered unopened to the Chairman or another member of the Platinum Holdings audit committee.

         The Company will investigate all reports of concerns or complaints regarding an accounting or audit matter or Platinum's internal accounting controls and take appropriate action. The scope of the investigation will depend upon the nature of the alleged violation and may include outside legal, audit or other independent professional advice. All such reports, and documentation regarding the investigation thereof, will be retained in the files of the Platinum Holdings audit committee.

         Platinum's auditing functions help ensure that the Company's financial books, records and accounts are accurate. Therefore, you should provide the Company's accounting department, audit committee and independent public or certified accountants with all pertinent information that they may request. We encourage open lines of communication and require that all Employees cooperate with them to the maximum extent possible. Employees must not, and must not direct others to, take any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit or review of the Company's financial statements for the purpose of rendering those financial statements misleading; nor may they, or direct others to, take any such action.

ANTITRUST AND COMPETITION

         Antitrust laws are designed to ensure fair competition by prohibiting restrictive agreements among competitors and monopolistic practices. Platinum is committed to a policy of strict compliance with all applicable antitrust laws, and has developed an

Antitrust Policy Manual to assist its Employees in understanding their obligations with respect to these laws.

RECORD RETENTION

         In order to comply with applicable law and regulations, including without limitation state insurance laws and regulations, federal securities laws and regulations and applicable law and regulations in jurisdictions other than the United States, Platinum Holdings has adopted a Record Retention Policy (the "Retention Policy") that governs the retention of all business records - electronic as well as paper records. In addition, the Retention Policy was developed to, among other things, (i) provide definite guidelines to the Company in the event of litigation, audit or investigation and (ii) eliminate unnecessary staff costs and time in document review, storage and retention.

         All Employees must familiarize themselves and comply with the Retention Policy. The retention periods set forth in the Retention Policy govern all Company records unless the Company has specifically suspended the destruction of all or certain categories of documents because of an imminent, threatened or pending government investigation or proceeding, a civil litigation or proceeding, or some other legitimate document discovery request. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact the General Counsel and you must retain all records that may pertain to the investigation or be responsive to the subpoena. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. The law applies equally to all Company records, including formal reports as well as informal data such as e-mail, expense reports and internal memos.

                              COMPLIANCE PROCEDURES

         As part of its Compliance Procedures, Platinum has appointed Compliance Officers. The names, telephone numbers and addresses of the Compliance Officers and other contact persons referred to in the Code are included on the last page of these Procedures and are available on the Platinum Intranet. The Compliance Officers together with the General Counsel will address questions concerning the Code and these Compliance Procedures.

DISTRIBUTION OF THE CODE

         All of Platinum's directors, officers and Employees will receive a copy of the Code and these Compliance Procedures, as well as any updates thereto. In addition, all of these materials are available on the Platinum Intranet.

RESPONSIBILITIES

         Each individual Employee is ultimately responsible for compliance with all applicable laws and the Code. Every manager will also be responsible for administering the Code as it applies to Employees and operations within each manager's area of supervision. Managers should coordinate these tasks with their Compliance Officer and may not delegate these responsibilities.

OVERSIGHT BY THE BOARD OF DIRECTORS

         Compliance Officers and the General Counsel will report to the Board of Directors (or its designated committee) regarding issues arising in connection with the Code.

REPORTING VIOLATIONS

         All Employees are obliged to report violations of the Code or the law to their Compliance Officer, the General Counsel or the internal audit officer, as appropriate, and to cooperate in any investigations into such violations. The Company prefers that you give your identity when reporting violations to allow the Company to contact you in the event further information is needed to pursue an investigation. An Employee's identity will be maintained in confidence to the extent practicable under the circumstances and consistent with enforcing the Code. However, Employees may also anonymously report violations. All communications will be taken seriously and all credible reports of violations will be investigated.

INVESTIGATIONS

         The Company will initiate a prompt investigation following any credible report that a violation of applicable law or the Code may have occurred. The scope of the investigation will depend upon the nature of the alleged violation and may include outside legal, audit or other independent professional advice. In the event it is determined that evidence of a violation of the law or the Code exists, the individual who is the subject of the investigation will be notified and have an opportunity to respond to the allegations, but such notification may not occur until after records have been reviewed and witnesses interviewed. A person suspected of violating the law or the Code can be suspended while the investigation is conducted.

         If there is insufficient evidence of a violation of the law or the Code, the investigation may be closed without notification to the subject of the investigation. Investigations shall be conducted by such officers or external persons as are designated by the Board of Directors (or its designated committee) with oversight by the Board of Directors (or its designated committee).

DISCIPLINARY ACTION

         If you violate any provision of applicable law or the Code, you may be subject to disciplinary action, up to and including termination of employment. The Company will strive to impose disciplinary action that fits the nature and particular facts of a violation. The Company generally will issue warnings or letters of reprimand for less significant, first-time offenses. Violations of a more serious nature may result in suspension without pay, demotion, loss or reduction of bonus or option awards or any combination thereof or termination of employment. Disciplinary action may also include notifying appropriate authorities. A notation as to disciplinary action taken and any other communications with a violator will be placed in the violator's personnel file as part of his or her permanent record.

         Please be aware that the Company may seek civil remedies from you, including reimbursement of any monetary loss suffered by the Company in connection with the violation. If you are involved in a violation, the fact that you reported the violation, together with the degree of cooperation demonstrated by you and whether the violation is intentional or unintentional, will be given consideration in the Company's investigation and any resulting disciplinary action.

         Decisions to take disciplinary action or a determination that no action is necessary shall be made by such officers as are designated by the Board of Directors (or its designated committee) and with oversight by the Board of Directors (or its designated committee). Within 14 days of notification of a final discipline decision, an alleged violator can make a written request for reconsideration to the designated officers (who will be identified in the final discipline decision) and such request will be considered by such officers with oversight by the Board of Directors (or its designated committee).

NO RETALIATION

         The Company will not retaliate against any Employee who, in good faith, notifies the Company of a possible violation of law or the Code, nor will the Company tolerate any harassment or intimidation of any Employee who reports a suspected violation. In addition, the Company is subject to certain U.S. and other "whistleblower" laws that are designed to protect Employees from discrimination or harassment for lawful acts done by the Employee to provide information to the Company or certain governmental authorities in investigations with respect to certain matters, including, among others, provisions of U.S. federal law relating to workplace safety, the environment, securities fraud and fraud against shareholders.

WAIVER PROCEDURES

         Because of the importance of the matters addressed by the Code, waivers will only be granted in limited circumstances and at the sole discretion of the Company. Any request for a waiver of the Code must be submitted in writing to your Compliance Officer or the General Counsel who may act individually or together in deciding whether to grant a waiver. The waiver of any provision of the Code for a director or an executive officer, however, must be approved by the Board of Directors (or its designated committee) and will be promptly disclosed to the extent required by law or regulation. Compliance Officers and/or the General Counsel will regularly report to the Board of Directors (or its designated committee) waivers that have been granted to Employees.

ACKNOWLEDGMENT

         The Code and the Compliance Procedures are all available in printed form and on the Platinum Intranet. All Employees must sign an Acknowledgment confirming that they have read and understand the Code and the Compliance Procedures, which should be returned to your Compliance Officer. The Company will also require an annual certification of compliance with the Code by all officers. However, failure to read the Code and the Compliance Procedures, or sign an Acknowledgment or annual certification, does not excuse compliance with the Code.

ASKING FOR HELP AND REPORTING CONCERNS

         The Company takes the Code seriously and considers its enforcement to be among its highest priorities, but it also recognizes that it is sometimes difficult to distinguish between permissible and impermissible conduct. For that reason, the Company encourages open communication with its Employees. Whenever you have a question or concern, are unsure about the appropriate course of action, or if you believe that a violation of the law or the Code has occurred:

         - Speak with your manager, who may have the information you need, or may be able to refer the matter to the appropriate person.

         - If you are uncomfortable speaking with your manager, you may also contact any manager in the Company with whom you feel comfortable or your Compliance Officer or the General Counsel.

         - In addition, if you have concerns or complaints about accounting or audit matters or Platinum's internal accounting controls, you may confer with your Compliance Officer, the General Counsel or the internal audit officer. You may also direct your concern to the Company's audit committee. If you wish, you may submit your concerns anonymously. Please refer to "Accuracy of Company Records and Accounting Procedures" in the Code for the ways in which your concerns can be communicated.

                               COMPLIANCE CONTACTS

PLATINUM HOLDINGS

General Counsel                         Michael E. Lombardozzi
                                        The Belvedere Building
                                        69 Pitts Bay Road, 2nd Floor
                                        Pembroke HM 08, Bermuda
                                        Tel: (441) 298-0752

Internal Audit Officer                  Jeremiah J. Downing

Audit Committee                         H. FURLONG BALDWIN (CHAIRMAN)
                                        JONATHAN F. BANK
                                        DAN R. CARMICHAEL
                                        PETER T. PRUITT
                                        c/o Platinum Underwriters Holdings, Ltd.
                                        The Belvedere Building
                                        69 Pitts Bay Road, 2nd Floor
                                        Pembroke HM 08, Bermuda
                                        Tel: (441) 295-7195

PLATINUM US

Compliance Officer                      James M. Conway
                                        Platinum Underwriters Reinsurance, Inc.
                                        2 World Financial Center
                                        225 Liberty Street, Suite 2300
                                        New York, New York 10281
                                        Tel: (212) 238-9547

Internal Audit Officer                  Jeremiah J. Downing

PLATINUM UK

Compliance Officer                      Michael Coldman
                                        Platinum Re (UK) Limited
                                        52 Lime Street
                                        London EC3M 7NL
                                        United Kingdom
                                        Tel: 011 44 20-7220-8155

Internal Audit Officer                  Jeremiah J. Downing

PLATINUM BERMUDA

Compliance Officer                      Christopher Caponigro
                                        Platinum Underwriters Bermuda, Ltd.
                                        The Belvedere Building
                                        69 Pitts Bay Road, 2nd Floor
                                        Pembroke HM 08, Bermuda
                                        Tel: (441) 298-0771

Internal Audit Officer                  Jeremiah J. Downing

ACKNOWLEDGMENT

                  I understand that Platinum Underwriters Holdings, Ltd.'s Code of Business Conduct and Ethics and related policies (the "Code") form a part of my terms of employment.

                  I understand that it is my responsibility to read, to understand, and to keep up to date with the contents of the Code and to seek clarification or further information, if needed, and to comply with the contents of the Code as well as the corresponding Compliance Procedures.

                  I acknowledge that, on the date below, I attended a legal compliance training session, which included an explanation of the Code and the Compliance Procedures. I also received a copy of the Code and the Compliance Procedures for my review. I understand that breach or violation of the Code may result in disciplinary action (which may include termination of my employment).

                  I further acknowledge that I have been afforded the opportunity to ask any questions concerning the Code and the Compliance Procedures.

Signature         _________________________

Date              _________________________

Name              _________________________